Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	January 23, 2013

Contact:	James H. Nicholson
Chief Financial Officer
440-248-7171

PVF Capital Corp. Announces Increased Earnings for Fiscal 2013 Second Quarter

•	Net income of $2.7 million for the quarter, boosted by strong mortgage banking results and improved mix of earning assets

•	Momentum building in commercial loan growth

•	Core operating results continue to improve and reflect the impact of the ongoing business transformation

•	Capital ratios remain strong

•	Fiscal 2012 and First Quarter Fiscal 2013 results revised for correction deemed immaterial

Solon, OH – PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced net income of $2.7 million, or $0.10 basic and diluted earnings per share, for the fiscal 2013 second quarter ended December 31, 2012. These results compare favorably with a net loss of $1.9 million, or $0.07 basic and diluted loss per share, for the prior-year quarter and net income of $1.4 million, or $0.05 basic and diluted earnings per share, for the fiscal 2013 first quarter ended September 30, 2012.

Robert J. King, Jr., President and Chief Executive Officer, commented, “We are pleased with our continued progress in all areas, including mortgage originations and refinancing, commercial lending, and relationship banking. As a result of our strategic transformation, we are generating solid revenue growth and strengthening our balance sheet, which has led to strong momentum and improved operating performance for Park View.”

Net Interest Income

Net interest income for the quarter ended December 31, 2012 totaled $5.8 million, an increase of $0.5 million, or 9.5%, from the fiscal 2012 second quarter ended December 31, 2011. This improvement over the prior-year linked quarter is attributable to the continued improvement in the mix of average earning assets which resulted in a relatively stable earning asset yield, as part of the Company’s multi-year strategic plan to strengthen and diversify its balance sheet and improve its risk profile, combined with the Company’s ability to continue to lower its funding costs in this low interest rate environment. Compared with the quarter ended September 30, 2012, net interest income for the December quarter increased $0.1 million, or 2.0%, as the Company improved the mix of earning assets and continued to lower its funding costs. During the quarter, the Company’s loans receivable balance increased $10.4 million, or 1.9% since September 30, 2012, and 7.4% on an annualized basis.

The Company recognized an adjustment in the current quarter to correct the amount of interest income recognized in the month of origination on residential loans originated and sold in the secondary market. In conjunction therewith, the Company revised its fiscal 2012 financial results which reduced capital at June 30, 2012 by $0.6 million, increased other liabilities by $0.6 million and reduced quarterly net income and net interest income by $0.1 million, $0.1 million, $0.2 million and $0.2 million for the first through fourth quarters of fiscal 2012, respectively. Additionally, the Company revised its fiscal 2013 first quarter results to reduce net interest income and net income by $153,000 and correspondingly reduced retained earnings and increased other liabilities by such amount. The Company has concluded that such adjustments to the periods discussed did not have a material impact on its financial statements.

In this low interest rate environment, the Company has improved its net interest margin to 3.16% for the period ended December 31, 2012, compared with 3.12% and 2.89% for the quarters ended September 30, 2012 and December 31, 2011, respectively. The Company’s balance sheet strategy of improving the mix of earning assets is driving the improving margin.

Mortgage Banking Revenues Increase, Improving Non-interest Income

Non-interest income totaled $4.2 million for the quarter ended December 31, 2012, an increase of $3.1 million or 273.5% from the linked quarter ended December 31, 2011. This increase is the result of growth in net revenue from mortgage banking activities which totaled $3.8 million for the quarter, an increase of $2.0 million from the year-ago quarter. The Company continued to capitalize on its significant residential mortgage origination capabilities in the lower interest rate environment, resulting in an increase in the gain on sale of mortgages income. Included in the mortgage banking results and partially offsetting the strong gain on sale revenue is a $0.2 million charge to the impairment valuation allowance recognized against the carrying value of the Company’s capitalized mortgage servicing rights. The majority of mortgage lending activities in the current environment involves refinance and is highly correlated to interest rate movements and levels, and negatively impacts the fair value of mortgage servicing rights. Also contributing to the increase in non-interest income over the prior-year period is the reduction in the credit-related costs associated with other real estate owned, which declined $0.9 million from a year ago and totaled $0.3 million. The credit-related costs resulted from updated valuations on other real estate owned and losses on property dispositions whose values have shown signs of stabilizing as compared to a year ago. Service charges and other fees increased $0.3 million due to electronic banking related fees and improving fees related to transaction accounts.

In comparison with the first quarter of fiscal 2013, non-interest income increased $0.9 million, primarily due to higher mortgage banking revenues of $0.6 million, and higher service charges and other fees of $0.3 million.

Asset Quality Stable

The Company continued to make progress with respect to its multi-year strategic plan to improve the Bank’s balance sheet and reduce problem assets.

The classified assets to core capital plus general valuation allowance ratio improved to 42.4% at December 31, 2012, compared with 60.29% at the end of the prior-year linked quarter and 44.7% at September 30, 2012. The Company also reduced its level of classified assets plus special mention assets to core capital plus general valuation allowance ratio to 47.3% at December 31, 2012, as compared to 75.8% a year ago and 51.7% at September 30, 2012.

During the quarter, nonperforming loans increased $0.5 million, or 2.8%, to $18.4 million, compared with the first quarter of fiscal 2013, while other real estate owned increased $0.5 million to $7.7 million, resulting in total nonperforming assets of $26.1 million. This was an increase of $1.0 million, or 4.0%, compared with total nonperforming assets of $25.1 million at September 30, 2012, and a decline of $14.2 million, or 35.2%, over the prior year.

The allowance for loan losses at December 31, 2012 was $15.1 million, or 2.7% of total loans. This compares with an allowance of $16.1 million, or 2.9% of total loans, at September 30, 2012, and $17.5 million, or 3.1% of total loans, at December 31, 2011. The allowance’s coverage of nonperforming loans was 82.5% at December 31, 2012, compared with 90.3% at September 30, 2012, and 57.8% at December 31, 2011. Net charge-offs for the quarter ended December 31, 2012 were $2.0 million. The net charge-offs included approximately $0.6 million related to prior valuation allowances which had been specifically reserved and included in the Company’s historical loss factors and, accordingly, the allowance for loan losses did not need to be replenished after recording these charge-offs. The provision for loan losses totaled $1.0 million for the current quarter compared with $1.1 million for the quarter ended September 30, 2012, and $2.0 million for the quarter ended December 31, 2011. The lower provision level in the current quarter reflects the Company’s continued progress in improving the risk profile and strengthening the performance of the loan portfolio.

Non-interest Expense Stable

Non-interest expense declined by $0.2 million and totaled $6.3 million for the current quarter, compared with $6.5 million for the fiscal 2013 first quarter. Non-interest expense was unchanged from the prior-year quarter. The Company continues to manage its expense level while investing in the infrastructure and personnel necessary to transform the organization, its risk profile and its balance sheet to a higher-performing, relationship-based community bank.

Pre-tax, Pre-credit Provision Income Improves Sequentially

One metric that management believes is useful in analyzing performance is pre-tax, pre-credit provision income, which adjusts earnings to exclude provision expense, credit-related charges involving the valuation and disposition of other real estate owned, and securities gains or losses. In addition, earnings are adjusted for items identified by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends. The pre-tax, pre-credit provision income was $4.0 million for the quarter ended December 31, 2012, compared with $2.8 million for the quarter ended September 30, 2012, and $1.3 million for the prior-year linked quarter.

A reconciliation of net earnings reported under generally accepted accounting principles (“GAAP”) to pre-tax, pre-credit provision income (a non-GAAP metric) for the current and trailing four quarters ended December 31, 2012, is as follows (dollars in millions):

	Dec. 31, 2012	Sept. 30, 2012 Revised	June 30, 2012 Revised	March 31, 2012 Revised	Dec. 31, 2011 Revised
Net income (loss)	$2.7	$1.4	$0.6	$0.2	$(1.9)
Federal income tax provision (benefit)	0.0	0.0	(0.2)	0.0	0.0

Pre-tax income (loss)	2.7	1.4	0.4	0.2	(1.9)
Provision for loan losses	1.0	1.1	1.5	2.0	2.0
Loss/write-down (gain) on other real estate owned	0.3	0.3	0.7	0.6	1.2

Pre-tax, pre-credit provision income	$4.0	$2.8	$2.6	$2.8	$1.3

Pre-tax, pre-credit provision income improved by approximately $1.2 million compared with the September 30, 2012 period, as a result of higher non-interest income of $0.9 million, including increased mortgage banking revenue of $0.6 million and service charge income of $0.3 million, higher net interest income of $0.1 million and lower non-interest expense of $0.2 million.

Bank Capital Ratios Remain Strong

The Bank’s capital ratios have continued to strengthen and remain above regulatory requirements. As of December 31, 2012, the ratio of tier one (core) capital to adjusted total assets stood at 9.36% and the ratio of total risk-based capital to risk-weighted assets was 12.93%.

Year-to-Date Results

For the six months ended December 31, 2012, the Company’s net income totaled $4.1 million, or $0.16 basic and $0.15 diluted earnings per share, compared with a loss of $2.7 million, or $0.11 basic and diluted loss per share, for the six-month period ended December 31, 2011. The $6.8 million improvement in the Company’s results is attributable to a $1.0 million improvement in net interest income, a reduction in the provision for loan losses of $1.4 million from improving asset quality, a $4.7 million increase in non-interest income substantially from higher overall mortgage banking revenue, a $0.2 million increase in non-interest expense, and higher federal income tax provision of $0.1 million.

About PVF Capital Corp.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 16 full-service offices located throughout the Greater Cleveland area. For additional information, visit our website at parkviewfederal.com. PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

Use of Non-GAAP Financial Measures

This release included certain financial information determined by methods other than in accordance with GAAP. One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends is pre-tax, pre-credit provision income. This is the level of earnings adjusted to exclude the impact of:

•

provision expense and credit related charges involving the valuation and disposition of other real estate owned, which are excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile; and

•

certain items identified by management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends.

Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. While the Company believes that non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. Non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact methods of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, interest rate changes, real estate values, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. This press release contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31, 2012	June 30, 2012 (Revised)
ASSETS
Cash and amounts due from financial institutions	$18,244,640	$5,840,608
Interest-bearing deposits	76,213,244	114,269,532

Total cash and cash equivalents	94,457,884	120,110,140
Securities available for sale	39,761,108	38,658,044
Loans receivable held for sale, net	30,088,784	25,062,786
Loans receivable, net of allowance of $15,140,258 and $16,052,865, respectively	554,575,556	541,627,515
Office properties and equipment, net	7,257,530	7,237,165
Real estate owned, net	7,743,837	7,733,578
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,733,554	23,648,663
Prepaid expenses and other assets	11,368,976	14,560,882

Total assets	$781,798,329	$791,449,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non-interest-bearing deposits	$57,769,225	$51,786,588
Interest-bearing deposits	576,543,453	604,192,552

Total deposits	634,312,679	655,979,140
Note payable	992,778	1,046,111
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	14,258,286	4,469,292
Accrued expenses and other liabilities	22,136,354	24,824,455

Total liabilities	706,700,096	721,318,997

Stockholders’ equity
Serial preferred stock, $.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 65,000,000 shares authorized; 26,399,939 and 26,217,796 shares issued	263,999	262,178
Additional paid-in capital	101,401,786	100,897,560
Retained earnings (accumulated deficit)	(22,656,234)	(26,719,600)
Accumulated other comprehensive income (loss)	(74,172)	(472,116)
Treasury stock at cost, 472,725 shares, respectively	(3,837,147)	(3,837,147)

Total stockholders’ equity	75,098,233	70,130,876

Total liabilities and stockholders’ equity	$781,798,329	$791,449,873

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011 Revised	2012	2011 Revised
Interest and dividends income
Loans	$6,821,542	$7,031,785	$13,654,494	$14,099,808
Mortgage-backed securities	49,515	65,918	129,746	115,639
Federal Home Loan Bank stock dividends	152,963	129,164	288,337	256,924
Securities	125,172	14,125	266,410	38,342
Federal funds sold and interest-bearing deposits	64,628	88,388	132,923	180,886

Total interest and dividends income	7,213,819	7,329,380	14,471,910	14,691,599

Interest expense
Deposits	1,170,418	1,783,133	2,496,146	3,732,180
Long-term borrowings	270,444	272,180	541,150	544,620

Total interest expense	1,440,862	2,055,313	3,037,296	4,276,800

Net interest income	5,772,957	5,274,067	11,434,614	10,414,799
Provision for loan losses	1,000,000	1,966,000	2,050,000	3,466,000

Net interest income after provision for loan losses	4,772,957	3,308,067	9,384,614	6,948,799

Non-interest income
Service charges and other fees	470,763	205,860	651,155	384,678
Gain on sale of mortgage loans	4,424,678	2,129,178	8,455,799	3,956,613
Income (loss) from mortgage servicing fees	(660,081)	(322,156)	(1,564,955)	(1,139,426)
Gain on sale of SBA loans	—	—	(3,686)	221,218
Increase in cash surrender value of bank-owned life insurance	37,426	56,288	84,892	118,987
Gain on sale of mortgage-backed securities	—	—	—	—
Gain (loss) on real estate owned	(99,160)	(384,069)	(117,041)	(243,957)
Provision for real estate owned losses	(219,742)	(805,423)	(453,462)	(874,823)
Other, net	251,738	246,463	443,938	373,970

Total non-interest income	4,205,622	1,126,141	7,496,641	2,797,260

Non-interest expense
Compensation and benefits	3,246,259	2,732,389	6,356,018	5,627,087
Office occupancy and equipment	568,368	564,384	1,137,957	1,163,294
FDIC insurance	202,238	426,732	634,477	855,431
Professional and legal	240,893	130,000	360,893	245,000
Outside services	594,046	617,404	1,368,891	1,113,071
Maintenance contracts	175,313	222,523	350,153	418,857
Franchise tax	196,707	225,427	393,414	450,855
Real estate owned and collection expense	463,130	783,512	848,634	1,397,371
Other	568,863	640,958	1,310,453	1,266,233

Total non-interest expense	6,255,817	6,343,329	12,760,890	12,537,199

Income (loss) before federal income taxes	2,722,762	(1,909,121)	4,120,364	(2,791,140)
Federal income tax provision (benefit)	57,000	—	57,000	(25,178)

Net income (loss)	$2,665,762	$(1,909,121)	$4,063,364	$(2,765,962)

Basic earnings (loss) per share	$0.10	$(0.07)	$0.16	$(0.11)

Diluted earnings (loss) per share	$0.10	$(0.07)	$0.15	$(0.11)

FINANCIAL HIGHLIGHTS

	At or for the three months ended
(dollars in thousands except per share data)	December 31, 2012	September 30, 2012 Revised	June 30, 2012 Revised	March 31, 2012 Revised	December 31, 2011 Revised
Balance Sheet Data:
Total assets	$781,798	$779,123	$791,450	$806,472	$794,823
Loans receivable	569,716	559,322	557,680	563,557	564,036
Allowance for loan losses	15,140	16,136	16,053	16,914	17,515
Loans receivable held for sale, net	30,089	19,766	25,063	16,386	8,221
Cash and cash equivalents	94,458	114,575	120,110	134,496	151,850
Securities available for sale	39,761	38,281	38,658	40,908	22,595
Deposits	634,313	646,150	655,979	667,198	658,632
Borrowings	35,993	36,019	36,046	36,073	36,099
Stockholders’ equity	75,098	72,077	70,131	69,385	68,761
Nonperforming loans	18,361	17,864	19,900	23,542	30,313
Other nonperforming assets	7,744	7,232	7,734	9,552	9,995
Tangible common equity ratio	9.61%	9.25%	8.86%	8.60%	8.65%
Book value per share	$2.90	$2.78	$2.72	$2.69	$2.68
Common shares outstanding at period end	25,927,214	25,919,470	25,820,424	25,820,424	25,669,718

Operating Data:
Interest income	$7,214	$7,258	$7,212	$7,345	$7,329
Interest expense	1,441	1,596	1,737	1,861	2,055

Net interest income before provision for loan losses	5,773	5,662	5,475	5,484	5,274
Provision for loan losses	1,000	1,050	1,500	2,016	1,966

Net interest income (loss) after provision for loan losses	4,773	4,612	3,975	3,468	3,308
Non-interest income	4,206	3,291	3,043	3,275	1,126
Non-interest expense	6,256	6,505	6,602	6,518	6,343

Income (loss) before federal income taxes	2,723	1,398	415	225	(1,909)
Federal income tax expense (benefit)	57	—	(194)	—	—

Net income (loss)	$2,666	$1,398	$609	$225	$(1,909)

Basic earnings (loss) per share	$0.10	$0.05	$0.02	$0.01	$(0.07)

Diluted earnings (loss) per share	$0.10	$0.05	$0.02	$0.01	$(0.07)

Performance Ratios:
Return on average assets	1.37%	0.70%	0.30%	0.11%	(0.97%)
Return on average equity	14.49%	7.98%	4.71%	2.42%	(10.07%)
Net interest margin	3.16%	3.12%	2.94%	2.99%	2.89%
Interest rate spread	3.13%	3.07%	2.88%	2.91%	2.82%
Efficiency ratio	61.09%	69.21%	72.38%	69.55%	83.75%
Stockholders’ equity to total assets (all tangible)	9.61%	9.25%	8.86%	8.60%	8.65%

Asset Quality Ratios:
Nonperforming assets to total assets	3.34%	3.22%	3.49%	4.10%	5.07%
Nonperforming loans to total loans	3.22%	3.19%	3.57%	4.18%	5.37%
Allowance for loan losses to total loans	2.66%	2.88%	2.88%	3.00%	3.11%
Allowance for loan losses to nonperforming loans	82.46%	90.32%	80.67%	71.85%	57.78%
Net charge-offs to average loans, annualized	1.37%	0.67%	1.64%	1.86%	9.90%

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	9.36%	9.06%	8.66%	8.50%	8.24%
Ratio of tier one (core) capital to adjusted total assets	9.36%	9.06%	8.66%	8.50%	8.24%
Ratio of tier one risk-based capital to risk-weighted assets	11.66%	11.94%	11.73%	11.60%	11.37%
Ratio of total risk-based capital to risk-weighted assets	12.93%	13.20%	13.00%	12.87%	12.64%